Exhibit 10.1

PERFORMANCE SHARE UNIT AGREEMENT

This PERFORMANCE SHARE UNIT AGREEMENT (“Agreement”) is made and entered into as of March 18, 2021 (“Effective Date”) by and between Northwest Pipe Company (the “Company”), and XXX (“Employee”) (collectively, “the parties”).

RECITALS

The Company has determined that it would like to provide certain financial incentives to Employee in order to encourage continued employment, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties hereto hereby agree as follows:

1.            Performance Share Unit Grant. The Employee shall receive a Performance Share Unit (“PSU”) Grant on the following terms:

1.1    Grant. The Company hereby grants Employee an award of XXX PSUs, subject to all of the terms and conditions of this Agreement and the Company’s stockholder approved 2007 Stock Incentive Plan (the “Plan”). The grant of PSUs obligates the Company, upon vesting in accordance with this Agreement, to deliver to Employee one share of common stock of the Company (a “Share”) for each PSU. The number of Performance Shares that may vest and the timing of vesting of the Performance Shares shall depend upon achievement of certain performance goals and shall be determined in accordance with the Performance Matrices attached hereto as Appendix A. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

1.2    Company’s Obligation to Pay. Unless and until the PSUs have vested in the manner set forth in Sections 1.3 through 1.5, Employee will have no right to payment of such PSUs. Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation. Payment of any vested PSUs shall be made only in whole Shares.

1.3    Vesting Schedule. Except as provided in Sections 1.4 and 1.5, the PSUs awarded by this Agreement shall vest in accordance with the vesting provisions set forth in Appendix A. PSUs shall not vest unless the Employee has been continuously employed by the Company or by one of its subsidiaries from the Effective Date until the date the PSUs vest in accordance with the provisions of this Agreement.

1.4    Change in Control. In the event a change in control of the Company (as defined in Appendix B) occurs at any time prior to the last vesting date, the PSUs will be immediately vested, and the amount awarded will be based on the results obtained through the change in control date.

1.5    Committee Discretion. The Compensation Committee of the Company’s Board of Directors (the “Committee”), in its discretion, may accelerate the vesting of the PSUs or any portion thereof at any time, subject to the terms of the Plan. If so accelerated, such PSUs will be considered as having vested as of the date specified by the Committee.

1.6    Payment after Vesting. Any PSUs that vest in accordance with Sections 1.3 through 1.5 will be paid to the Employee as soon as practicable following the date of vesting, subject to Section 1.10.

1.7    Clawback Provision. If the Company’s financial statements are the subject of a restatement due to misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess share compensation granted to Employee per this Agreement. Excess share compensation means the positive difference, if any, between (1) the award paid to Employee, and (ii) the award that would have been paid to you had the award been calculated based on the Company’s financial statements as restated.

1.8    Forfeiture. Notwithstanding any contrary provision of this Agreement, any PSUs that have not vested pursuant to Sections 1.3 through 1.5 at the time of the Employee’s termination of service (with or without cause) with the Company and its subsidiaries will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

1.9    Death of Employee. Any distribution of Shares that vested during Employee’s lifetime which is to be made to the Employee under this Agreement after the Employee is deceased shall be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

1.10    Withholding of Taxes. When Shares are issued as payment for vested PSUs, the Company (or the employing Subsidiary) may withhold a portion of the Shares that have an aggregate market value sufficient to pay federal, state, local and foreign income, social insurance, employment and any other applicable taxes required to be withheld by the Company or the employing Subsidiary with respect to the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the Employee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Subsidiary) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares. All income and other taxes related to the PSU award and any Shares delivered in payment thereof are the sole responsibility of the Employee. By accepting this award, the Employee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this Section 1.10.

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1.11    Rights as Shareholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

1.12    Grant is Not Transferable. This grant of Performance Shares and the rights and privileges conferred hereby may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Employee has been issued Shares in payment of the Performance Shares. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

1.13    Restrictions on Sale of Securities. The Shares issued as payment for vested PSUs under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, an Employee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

1.14    Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the PSUs as the Committee may establish from time to time for reasons of administrative convenience.

1.15    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that Employee is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Performance Shares.

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1.16    Adjustments Upon Changes in Capital. The aggregate number of PSUs covered by this Agreement will be proportionally adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split-up or consolidation of Shares or any like capital adjustments, or the payment of any stock dividend.

2.            Not a Contract of Employment. Nothing in this Agreement is intended to be construed to be a contract of employment or shall give Employee any right to continue employment for any period of time. Nothing in this Agreement is intended to require Employee to provide services to the Company for any period of time. The parties acknowledge that Employee’s employment may be terminated by either Employee or the Company at any time.

3.            Termination. This Agreement shall terminate upon the earlier to occur; (i) the Final Date, (ii) the Employee’s death or Disability, (iii) the termination of Employee’s employment with the Company or any successor by the Company for Cause or without Cause; or (iv) the voluntary or involuntary termination of Employee’s employment with the Company or in the event of a Change in Control.

4.            Miscellaneous.

4.1    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

4.2    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Counterpart signature pages may be delivered via email.

4.3    Choice of Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon, without giving effect to any choice of law or conflict of law rules or principles. The parties hereby irrevocably submit to the jurisdiction of the courts of Oregon and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision.

4.4    Agreement to Arbitrate Disputes. To facilitate efficient resolution of all disputes arising out of or related in any way to the interpretation or application of this Agreement or to Employee’s employment with the Company or the termination of that employment, the Parties agree all such disputes shall be resolved exclusively, fully, and finally by binding arbitration. The parties understand and agree that pursuant to this Agreement they are waiving the right to have disputes resolved in court by a judge or jury and instead to have such disputes resolved by a neutral arbitrator. Arbitration proceedings pursuant to this provision shall occur within 50 miles of Employee’s place of employment, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA) in effect at the time a demand for arbitration is made. Those rules are available on the Internet at http://www.adr.org or by calling the AAA at 1‑800‑559‑3222.

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4.5    Complete Agreement; Waiver; Amendment. This Agreement and the documents cited herein constitute the parties’ entire agreement, arrangement, and understanding regarding the subject matter, superseding any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between the Employee and the Company regarding the same subject matter; and may not be modified, amended, discharged, or terminated, nor may any of their provisions be varied or waived, except by a further signed written agreement between the parties, subject to section 1.15.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

NORTHWEST PIPE COMPANY	EMPLOYEE

By:
	Scott Montross	Name: XXX
	President and CEO	Title: XXX

Date:	March 18, 2021	Date: XXX

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Appendix A

PSU Performance Conditions

The information below shows the Target number of Performance Shares that will vest and be paid with respect to the 2021, 2021-2022 and 2021-2023 financial performance in achieving levels of Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) margin over the measurement period. The column captioned “Payout (% of Target”) shows the multiple or fraction of the Target Performance Shares granted to each employee that will vest and be paid at each respective level of EBITDA Margin. The actual Vesting Multiple will be determined by interpolation based on the actual EBITDA Margin.

EBITDA margin will be calculated using amounts as reflected in the Company’s audited consolidated financial statements before extraordinary or unusual items (e.g. charges for acquisition, divestiture and restructuring activities and gains/losses on sales) and the cumulative effect of any change in accounting principles.

If the Company’s Net Income before extraordinary or unusual items (e.g. charges for acquisition, divestiture and restructuring activities and gains/losses on sales) and the cumulative effect of any change in accounting principles is negative, the payout is 0%.

2021 Target Performance Shares	Vest Date
XXX	March 31, 2022
2021-2022 Target Performance Shares	Vest Date
XXX	March 31, 2023
2021-2023 Target Performance Shares	Vest Date
XXX	April 1, 2024

EBITDA Margin Performance	Payout (% of Target)
16.9%	200.0%
10.1%	100.0%
5.8%	50.0%
<5.8%	0%

Appendix B

Change in Control; Person.

A.	For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

1.    The consummation of:

a.    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company (“Company Shares”) would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger,

b.    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

c.    the adoption of any plan or proposal for the liquidation or dissolution of the Company.

2.    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or

3.    Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases, or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d‑3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of the Company Shares) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph A.1 above, or (2) you are part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph A.3 above.

B.

For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan(s) sponsored by the Company.